Exhibit 99.1

press information

MOOG INC., EAST AURORA, NEW YORK 14052     TEL-716/652-2000     FAX -716/687-4457

release date	Immediate	contact	Susan Johnson
January 3, 2005

MOOG INC. ANNOUNCES OFFERING
OF SENIOR SUBORDINATED NOTES

        East Aurora, NY, January 3, 2005 - Moog Inc. (NYSE: MOG.A and MOG.B) announced today a public offering of $120 million of its unsecured senior subordinated notes due 2015. Moog intends to use the net proceeds from the offering to repay indebtedness under its bank credit facility.

        This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the notes under the securities laws of that jurisdiction. A shelf registration statement related to the notes that Moog intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and will be available on its website, www.sec.gov.

        Printed copies of the preliminary prospectus supplement may also be obtained, when available, from Banc of America Securities LLC, 9 West 57th Street, 6th Floor, New York, New York 10019 (telephone (212) 583-8000).

        Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.